CONFIRMING STATEMENT

This Statement confirms that the undersigned has authorized and designated each of Ronald P. Gibson, Edward J. Fritsch, Carman J. Liuzzo, Mack D. Pridgen III and Cynthia M. Latvala to execute and file on the undersigned's behalf all Forms 3, 4 and 5 (including amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Highwoods Properties, Inc. The authority of Ronald P. Gibson, Edward J. Fritsch, Carman J. Liuzzo, Mack D. Pridgen III and Cynthia M. Latvala under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned's ownership of or transactions in securities of Highwoods Properties, Inc., unless earlier revoked in writing. The undersigned acknowledges that Ronald P. Gibson, Edward J. Fritsch, Carman J. Liuzzo, Mack D. Pridgen III and Cynthia M. Latvala are not assuming any of the undersigned's responsibilities to comply with
Section 16 of the Securities Exchange Act of 1934.




Date:	9/1/2002

Name: L. Glenn Orr, Jr.

Signature: /s/ L.
Glenn Orr, Jr.